Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 11, 2012

STPP iPath® US Treasury Steepener ETN Note Description The iPath® US Treasury Steepener ETN is designed to provide investors with exposure to the Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM . Index Description The Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM (the “Index”) employs a strategy that seeks to capture returns that are potentially available from a “steepening” or “flattening”, as applicable, of the U.S. Treasury yield curve through a notional rolling investment in U.S. Treasury note futures contracts. The level of the Index is designed to increase in response to a “steepening” of the yield curve and to decrease in response to a “flattening” of the yield curve. To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted “long” position in relation to 2-year Treasury futures contracts and a weighted “short” position in relation to 10-year Treasury futures contracts, as traded on the Chicago Board of Trade. Note Details Index Details Ticker STPP Index name Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM Intraday Indicative Value Ticker STPP.IV Composition Futures on Treasuries CUSIP 06740L477 Number of components 2 ISIN US06740L4775 Bloomberg Index ticker BXIIUSTP Primary exchange NYSE Arca Inception date 7/2/2010 Yearly fee1 0.75% Base value and date 0 as of 04/29/1999 Index rolling cost2 0.24% Index sponsor Barclays Capital Index multiplier3 $0.10 Index Composition Inception date 8/9/2010 Maturity date 8/13/2020 CBOT 2YR UST March 2012 76.47% Issuer Barclays Bank PLC CBOT 10YR March 2012 23.53% Callable ETN No Source: Barclays Capital, as of 12/31/2011. Index composition is subject to change. Weights of the underlying futures contracts in the Index expressed as a percentage of the total absolute dollar exposure of the portfolio. 1 The investor fee is equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day divided by 365. 2 On each “roll day” for the relevant Treasury futures contracts underlying the Index, $0.01 will be charged and deducted from the closing indicative note value of each ETN, representing a cumulative effect of 0.24% per year. 3 The effect of the index multiplier is to adjust the rate at which the value of the ETN changes in response to changes in the underlying Index level. As a result of the index multiplier, the ETN will record a $0.10 gain or loss for every 1.00 point increase or decrease, respectively, in the level of the Index. Page 1 of 3

STPP Cumulative Index Return† 40% 20% 0% -20% -40% -60% Aug 10 Nov 10 Feb 11 May 11 Aug 11 Nov 11 Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM Source: Barclays Capital (based on daily returns 08/10-12/11 since Note inception date). Annualized Performance, Standard Deviation And Correlation History† 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations5 Annualized Annualized Annualized Annualized4 Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM -11.59 -46.37 -49.60 n/a n/a 30.35 1.00 S&P 500 Index 11.82 -3.69 2.11 14.11 -0.25 15.94 0.73 MSCI EAFE Index 3.33 -16.31 -12.14 7.65 -4.72 19.52 0.63 MSCI Emerging Markets IndexSM 4.42 -19.13 -18.42 20.07 2.40 24.50 0.55 Barclays Capital U.S. Aggregate Bond Index 1.12 4.98 7.84 6.77 6.50 2.35 -0.82 Dow Jones-UBS Commodity Index Total ReturnSM 0.35 -11.03 -13.32 6.39 -2.07 19.45 0.43 Source: BlackRock, Barclays Capital, S&P, MSCI and Dow Jones-UBS, as of 12/31/2011. † Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 4 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 12/10 – 12/11, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays Capital 5 Correlations based on weekly returns for 12/10 – 12/11. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Capital Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the I1211 market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not - STPP receive any amounts owed to you under the terms of the ETNs. - Page 2 of 3 iP

STPP Benefits Risks May provide portfolio diversification and completion* No principal protection Ability to execute tactical views Credit risk of the issuer Interest Rate Management Concentration of index exposure Hedging Tool Minimum redemption value directly with issuer Exchange listed Market risk Daily redemption capabilities directly to issuer Yearly fee and applicable costs No tracking error to their specified underlying index** * Diversification does not protect against market risk. ** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. The Slope of the U.S. Treasury Yield Curve May Increase, Decrease or Remain Unchanged Over the Term of Your ETNs: The return on your ETNs is linked to the performance of the underlying index, which corresponds to changes in the underlying U.S. Treasury yield curve. Changes in the underlying U.S. Treasury yield curve are affected by a number of unpredictable factors, and such factors may cause the underlying U.S. Treasury yield curve to increase, decrease or remain unchanged over the term of your ETNs. There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Change in the Level of the Underlying U.S. Treasury Yield Curve: Reasons why this might occur include: market prices for underlying U.S. Treasury bond futures contracts may not capture precisely the underlying changes in the U.S. Treasury yield curve; the index calculation methodology uses approximation; and the underlying U.S. Treasury bond weighting is rebalanced monthly. Due to the Index Multiplier, Any Changes in the Value of Your ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Underlying Index: The ETNs apply an index multiplier, the effect of which is to adjust the rate at which the value of the ETNs changes in response to changes in the underlying index level. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock or U.S. Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM ” is a trademark of Barclays Bank PLC. I1211 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0528-0212 STPP iP - Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3